SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 20, 2007

Zane Acquisition I, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52270	02-0782559
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Avenue of the Stars, Suite 2550
Los Angeles, CA 90067

(Address of principal executive
offices including zip code)

(310) 601-2500

(Registrant’s telephone number,
including area code)

N.A.
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 20, 2007, the registrant executed a loan agreement with Trinad Capital Master Fund, Ltd. (“Trinad”) whereby Trinad agreed to loan the Company up to a principal amount of $100,000 (the “Loan”), at any time and from time to time, prior to the registrant’s consummation of a Next Financing (as defined below). Trinad shall make advances to the registrant in such amounts as the registrant shall request from time to time. The Loan bears interest at the rate of 10% per annum. The entire outstanding principal amount of the Loan and any accrued interest thereon shall be due and payable by the registrant upon, and not prior to, the consummation of a sale of securities (other than a sale of shares of the registrant’s common stock, $0.0001 par value per share, to officers, directors or employees of, or consultants to, the registrant in connection with their provision of services to the registrant), to a third party or parties with proceeds to the registrant of not less than $200,000 (a “Next Financing”).

On August 20, 2007, the registrant entered into a Management Agreement (the “Management Agreement”) with Trinad Management, LLC (“Trinad Management”), an affiliate of Trinad. Pursuant to the terms of the Management Agreement, which is for a term of 5 years, Trinad Management will provide certain management services, including, without limitation the sourcing, structuring and negotiation of a potential business combination transaction involving the registrant. The registrant has agreed to pay Trinad Management a management fee of $90,000 per quarter, plus reimbursement of all expenses reasonably incurred by Trinad Management in connection with the provision of management services. However, the Manager may, in its sole discretion, waive all or any portion of the Management Fee at any time. Either party may terminate with prior written notice. However, in the event the registrant terminates the Management Agreement, it shall pay to Trinad Management a termination fee of $1,000,000.

Item 2.03. Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein and made a part hereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Loan Agreement with Trinad Capital Master Fund, Ltd., dated August 20, 2007.
10.2	Management Agreement dated August 20, 2007 between the registrant and Trinad Management, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zane Acquisition I, Inc.
(Registrant)

Dated: August 22, 2007	By:	/s/ Robert Ellin
Robert Ellin
Chairman, Chief Executive Officer and President